Exhibit 10.2

AMENDMENT

This AMENDMENT (the “Amendment”), dated as of June 15, 2016, is entered into by and between NCI Building Systems, Inc., a Delaware corporation (“NCI”), and Norman C. Chambers (“Executive”).
WHEREAS, NCI and Executive are parties to that certain Employment Agreement (the “Agreement”), dated as of September 1, 2015; and
WHEREAS, NCI and Executive intend hereby to amend certain matters in the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.	Clause (2) of Section 3(a) of the Agreement is hereby amended as follows (with additions indicated in bold and underlined):
(2) Executive shall be eligible to receive a prorated annual bonus for the Fiscal Year of Termination based upon the elapsed number of days in the Fiscal Year of Termination through the date of termination applied to the bonus, if any, that would have been earned by Executive for such fiscal year if he had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics (the “Pro Rata Bonus”), payable at the time that annual bonuses are paid to employees, or such later date as may be required pursuant to Section 4(j) hereof.

2.	Section 3(d) of the Agreement is hereby amended as follows (with additions indicated in bold and underlined and deletions indicated in ~~strikethrough~~ text):
If a Change in Control shall occur (which, for avoidance of doubt, shall have the same meaning as under the 2003 Plan, as amended by the First Amendment to the 2003 Plan, dated as of June 1, 2016, as applicable to equity awards granted on or following May 31, 2016 ~~set forth in the 2003 Plan as modified by the 2014 LTI Award Agreement but shall not be deemed to have occurred solely as a result of investment funds affiliated with Clayton, Dubilier & Rice, LLC selling equity securities currently held by them as of the date of this Agreement in the public market~~) prior to March 31, 2018 and Executive’s employment is terminated by NCI without Cause or by the Executive with Good Reason upon or following the Change in Control and prior to March 31, 2018, or if Executive’s employment is terminated by NCI prior to March 31, 2018 without Cause or by Executive with Good Reason during a Potential Change in Control Period, then, in lieu of any payment under Section 3(a), Executive shall be entitled to be paid, as severance pay, an amount equal to the sum of (i) two times Executive’s base salary at an annual rate as determined pursuant to Section 3(a)(1)(A) or (B), as applicable, (ii) two times the Executive’s target annual bonus under the Bonus Plan and (iii) the Pro Rata Bonus. Any amounts payable to Executive pursuant to this Section 3(d) shall be paid in a single lump sum in cash within sixty (60) days following the date of termination, or such later date as may be required pursuant to Section 4(j) hereof; provided, however, that the Pro Rata Bonus shall be payable at the time indicated in Section 3(a)(2) hereof.
The Executive agrees that the definition of Change in Control set forth in the 2003 Plan, as amended by the First Amendment to the 2003 Plan, dated as of June 1, 2016, as applicable to equity awards granted on or following May 31, 2016, shall apply for all purposes under the compensation plans and benefit arrangements of NCI to which the Executive is a party (including equity awards) such that, if a transaction or other event would not be a Change in Control under the definition set forth in the 2003 Plan, as amended by the First Amendment to the 2003 Plan, dated as of June 1, 2016, as applicable to equity awards granted on or following May 31, 2016, but would be a Change in Control under another such plan or arrangement, such transaction or other event shall also not be a Change in Control under such other plan or arrangement.

3.	The following shall be inserted as Section 3(i) of the Agreement:
(i)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)	A “Potential Change in Control” of NCI shall be deemed to have occurred, if:

(1)	NCI enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of NCI;

(2)	any person (including NCI) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of NCI; or

(3)	the Board (excluding Executive, if he is then a member of the Board) adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(ii)
“Potential Change in Control Period” means the period beginning on the date the Potential Change in Control occurs and ending as of the earlier of (i) the date on which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated. In addition, Executive’s employment shall be deemed to have been terminated during a Potential Change in Control Period if such termination occurs prior to a Change in Control and (x) at the request of the counterparty in such Change in Control or (y) otherwise reasonably in anticipation of such Change in Control, and such Change in Control actually occurs.

4.	The following shall be inserted as Section 4(p) of the Agreement:
(p)    Attorneys’ Fees. In the event of any suit or judicial proceeding (other than an arbitration proceeding) between NCI and Executive with respect to this Agreement, the court in which such suit is decided may award reasonable attorneys’ fees and costs, as actually incurred and including, without limitation, attorneys’ fees and costs incurred in appellate proceedings to the party that prevails in such dispute; provided, however that in respect of a suit that arises in respect of matters occurring during a Change in Control Protection Period or following a Change in Control, only Executive will be entitled to recover the attorneys’ fees and costs under the circumstances described in this Section.

5.
Except as amended hereby, the Agreement shall remain in full force and effect. After giving effect to this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreement shall refer to the Agreement, as amended by this Amendment. For purposes of this Amendment and the Agreement, the defined term “2003 Plan” refers to the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan (As Amended and Restated Effective as of October 16, 2012), and the reference to NCI’s Amended and Restated 2003 Long-Term Incentive Plan in Section 2(a)(iii) of the Agreement is a typographical error.

6.
The interpretation, construction and performance of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. This Amendment may be executed in counterparts, each of which shall be deemed an original. This Amendment may be executed and delivered in .pdf or other electronic form, and entry into this Amendment using any such method and delivery shall be fully effective.

7.	Effective Date. The amendment contemplated hereby shall be effective as of the date first written above.
(Signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set his hand, and NCI has caused these presents to be executed in its name on its behalf, all as of the effective date hereof.

NCI BUILDING SYSTEMS, INC.

By:	Todd R. Moore
Its:	EVP & General Counsel

EXECUTIVE

Norman C. Chambers

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